Exhibit 99.1

News Release
Analysts and Media Contact:
Jennifer Hills (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2018 Third Quarter and Nine Months; Reaffirms Fiscal 2018 Guidance
DALLAS (August 8, 2018) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2018 third quarter and nine months ended June 30, 2018.

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Fiscal 2018 third quarter consolidated net income was $71.2 million, or $0.64 per diluted share, compared with consolidated net income of $70.8 million, or $0.67 per diluted share in the prior-year quarter.

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The company's Board of Directors has declared a quarterly dividend of $0.485 per common share. The indicated annual dividend for fiscal 2018 is $1.94, which represents a 7.8% increase over fiscal 2017.

For the nine months ended June 30, 2018, consolidated net income was $564.3 million or $5.09 per diluted share, compared with consolidated net income of $360.6 million, or $3.40 per diluted share for the same period last year. Adjusted income from continuing operations for the nine months ended June 30, 2018, which excludes a one-time income tax benefit related to the Tax Cuts and Jobs Act of 2017 (the TCJA) of $165.5 million, or $1.49 per diluted share, was $398.8 million, or $3.60 per diluted share, compared with adjusted net income from continuing operations of $346.9 million, or $3.27 per diluted share in the prior-year period.

“The dedication of our employees coupled with the exceptional customer service they provide to our 3.2 million customers continue to drive our progress toward becoming the safest provider of natural gas services,” said Mike Haefner, chief executive officer of Atmos Energy Corporation.  “Ongoing capital investments that enhance the safety and reliability of our system remain the core of our growth strategy, and continue to drive our financial results. We remain on track to meet our fiscal 2018 earnings guidance range of between $3.85 and $4.05 per diluted share,” Haefner concluded.

Results for the Three Months Ended June 30, 2018
Operating income decreased $17.7 million to $123.0 million for the three months ended June 30, 2018, from $140.7 million in the prior-year quarter. The decrease primarily reflects the lower statutory tax rate in revenues due to the TCJA and higher operating expenses in the current-year quarter, including higher depreciation expense and ad valorem taxes due to increased infrastructure investments, partially offset by positive rate outcomes in both the distribution and pipeline and storage segments.
Distribution contribution margin increased $8.3 million to $304.6 million for the three months ended June 30, 2018, compared with $296.3 million in the prior-year quarter. Contribution margin reflects a net $11.2 million increase in rates, primarily in the Mid-Tex and Kentucky/Mid-States Divisions. Transportation contribution margin increased $2.7 million quarter over quarter primarily due to the addition of new industrial customers. An increase in customers, primarily in the Mid-Tex Division, contributed an additional $2.1 million compared to the prior-year quarter. These increases were partially offset by a decrease of $12.4 million as a result of incorporating the lower statutory tax rate in revenues due to the TCJA.
Pipeline and storage contribution margin increased $11.1 million to $127.1 million for the three months ended June 30, 2018, compared with $116.0 million in the prior-year quarter. This increase is attributable to a $23.7 million increase in rates, due to the Atmos Pipeline–Texas rate case and the Gas Reliability Infrastructure Program (GRIP) filings approved in December 2017 and May 2018, partially offset by a decrease of $8.0 million as a result of including the lower statutory tax rate in revenues due to the TCJA.
Continuing operation and maintenance expense for the three months ended June 30, 2018, was $145.1 million, compared with $128.7 million for the prior-year quarter. This $16.4 million increase was primarily driven by increased maintenance expenses in both the distribution and pipeline and storage segments and higher employee-related expenses in the current-year quarter.

Results for the Nine Months Ended June 30, 2018
Operating income decreased $2.3 million to $633.5 million for the nine months ended June 30, 2018, compared to $635.8 million in the prior-year period, which primarily reflects reduced revenues as a result of implementing the TCJA and higher operating expenses in the current-year period, including higher depreciation expense and ad valorem taxes due to increased infrastructure investments, partially offset by positive rate outcomes and higher transportation margins in both the distribution and pipeline and storage segments and stronger customer consumption in the distribution business.
Distribution contribution margin increased $68.9 million to $1,173.9 million for the nine months ended June 30, 2018, compared with $1,105.0 million in the prior-year period. Contribution margin reflects a net $64.4 million increase in rates, primarily in the Mid-Tex, Kentucky/Mid-States, West Texas and Mississippi Divisions. In addition, net consumption increased $14.2 million, primarily due to weather that was 36 percent colder than the prior-year period. Transportation contribution margin increased $8.6 million period over period primarily due to the addition of new industrial customers. Customer growth, primarily in the Mid-Tex Division, contributed an additional $5.8 million compared to the prior-year period. These increases were partially offset by a decrease of $38.7 million as a result of incorporating the lower statutory tax rate in revenues due to the TCJA.

Pipeline and storage contribution margin increased $36.2 million to $373.1 million for the nine months ended June 30, 2018, compared with $336.9 million in the prior-year period. This increase is primarily attributable to a $54.0 million increase in revenue from the Atmos Pipeline–Texas rate case and the GRIP filings approved in December 2017 and May 2018, partially offset by a decrease of $16.1 million as a result of including the lower statutory tax rate in revenues due to the TCJA.
Continuing operation and maintenance expense for the nine months ended June 30, 2018 was $435.7 million, compared with $385.9 million in the prior-year period. This increase was primarily driven by expenses incurred as a result of a planned outage experienced in the Mid-Tex Division in March 2018, increased maintenance activities in the distribution segment in the current year and higher employee-related expenses.
Capital expenditures increased $276.4 million to $1,088.5 million for the nine months ended June 30, 2018, compared with $812.1 million in the prior-year period, due to continued spending for infrastructure replacements and enhancements.
For the nine months ended June 30, 2018, the company generated operating cash flow of $1,035.3 million, a $289.7 million increase compared with the nine months ended June 30, 2017. The period-over-period increase primarily reflects successful rate case outcomes achieved in fiscal 2017 and changes in working capital, primarily as a result of the timing of gas cost recoveries under purchased gas cost mechanisms and increased customer consumption and transportation margins.
The equity capitalization ratio at June 30, 2018 was 59.0%, compared with 52.6% at September 30, 2017. On November 28, 2017, Atmos Energy completed the public offering of 4,558,404 shares of common stock for gross proceeds of approximately $400 million. Atmos Energy used the net proceeds of $395.1 million from this offering to repay short-term debt under its commercial paper program, to fund capital spending primarily to enhance the safety and reliability of its system, and for general corporate purposes.
Outlook
The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy expects fiscal 2018 earnings to be in the previously announced range of $3.85 to $4.05 per diluted share, excluding the one-time, non-cash income tax benefit. Capital expenditures for fiscal 2018 are expected to be approximately $1.4 billion.

Conference Call to be Webcast August 9, 2018
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2018 third quarter financial results on Thursday, August 9, 2018, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Mike Haefner, President and Chief Executive Officer and Chris Forsythe, Senior Vice President and Chief Financial Officer will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the credit and capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2017.
Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information in this news release utilizes certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). Specifically, the company uses contribution margin, defined as operating revenues less purchased gas cost, to discuss and analyze its financial performance. Its operations are affected by the cost of natural gas, which is passed through to its customers without markup and includes commodity price, transportation, storage, injection and withdrawal fees, along with hedging settlements. These costs are reflected in the income statement as purchased gas cost. Therefore, increases in the cost of gas are offset by a corresponding increase in revenues.  Accordingly, the company believes contribution margin is a more useful and relevant measure to analyze its financial performance than operating revenues. The term contribution margin is not intended to represent operating income, the most comparable GAAP financial measure, as an indicator of operating performance, and is not necessarily comparable to similarly titled measures reported by other companies.
In addition, the enactment of the TCJA required the company to remeasure its deferred tax assets and liabilities at its new federal statutory income tax rate as of December 31, 2017, which resulted in the recognition of a non-cash income tax benefit of $165.5 million during the nine months ended June 30, 2018. Due to the non-recurring nature of this benefit, the company believes that income from continuing operations and diluted earnings per share from continuing operations before the one-time, non-cash income tax benefit, provides a more useful and relevant measure to analyze its financial performance than income from continuing operations and consolidated diluted earnings per share from continuing operations. Accordingly, the discussion and analysis of the company's financial performanc

e will reference adjusted income from continuing operations and diluted earnings per share, which is calculated as follows:

	Nine Months Ended June 30
	2018	2017	Change
	(In thousands, except per share data)
Income from continuing operations	$564,317	$346,858	$217,459
TCJA non-cash income tax benefit	165,522	—	165,522
Adjusted income from continuing operations	$398,795	$346,858	$51,937

Consolidated diluted EPS from continuing operations	$5.09	$3.27	$1.82
Diluted EPS from TCJA non-cash income tax benefit	1.49	—	1.49
Adjusted diluted EPS from continuing operations	$3.60	$3.27	$0.33

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest fully-regulated, natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30
(000s except per share)	2018	2017
Operating revenues
Distribution segment	$535,488	$494,060
Pipeline and storage segment	127,633	117,283
Intersegment eliminations	(100,876)	(84,842)
	562,245	526,501
Purchased gas cost
Distribution segment	230,887	197,767
Pipeline and storage segment	561	1,251
Intersegment eliminations	(100,562)	(84,842)
	130,886	114,176
Contribution margin	431,359	412,325
Operation and maintenance expense	145,075	128,690
Depreciation and amortization	90,671	80,023
Taxes, other than income	72,620	62,948
Total operating expenses	308,366	271,661
Operating income	122,993	140,664
Miscellaneous expense	(2,003)	(289)
Interest charges	23,349	28,498
Income before income taxes	97,641	111,877
Income tax expense	26,448	41,069
Net income	$71,193	$70,808

Basic and diluted net income per share	$0.64	$0.67
Cash dividends per share	$0.485	$0.450
Basic and diluted weighted average shares outstanding	111,851	106,364

	Three Months Ended June 30
Summary Net Income by Segment (000s)	2018	2017
Distribution	$35,344	$36,514
Pipeline and storage	35,849	34,294
Net income	$71,193	$70,808

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Nine Months Ended June 30
(000s except per share)	2018	2017
Operating revenues
Distribution segment	$2,595,571	$2,211,257
Pipeline and storage segment	375,051	339,207
Intersegment eliminations	(299,776)	(255,609)
	2,670,846	2,294,855
Purchased gas cost
Distribution segment	1,421,698	1,106,209
Pipeline and storage segment	1,906	2,331
Intersegment eliminations	(298,841)	(255,565)
	1,124,763	852,975
Contribution margin	1,546,083	1,441,880
Operation and maintenance expense	435,715	385,867
Depreciation and amortization	268,426	234,648
Taxes, other than income	208,400	185,611
Total operating expenses	912,541	806,126
Operating income	633,542	635,754
Miscellaneous expense	(4,291)	(450)
Interest charges	82,162	86,472
Income from continuing operations before income taxes	547,089	548,832
Income tax expense (benefit)	(17,228)	201,974
Income from continuing operations	564,317	346,858
Income from discontinued operations, net of tax	—	10,994
Gain on sale of discontinued operations, net of tax	—	2,716
Net income	$564,317	$360,568
Basic and diluted earnings per share
Income per share from continuing operations	$5.09	$3.27
Income per share from discontinued operations	—	0.13
Net income per share - basic and diluted	$5.09	$3.40
Cash dividends per share	$1.455	$1.350
Basic and diluted weighted average shares outstanding	110,707	105,862

	Nine Months Ended June 30
Summary Net Income by Segment (000s)	2018	2017
Distribution	$429,686	$253,023
Pipeline and storage	134,631	93,835
Net income from continuing operations	564,317	346,858
Net income from discontinued operations	—	13,710
Net income	$564,317	$360,568

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	June 30,	September 30,
(000s)	2018	2017
Net property, plant and equipment	$10,071,860	$9,259,182
Cash and cash equivalents	20,930	26,409
Accounts receivable, net	253,546	222,263
Gas stored underground	126,010	184,653
Other current assets	52,369	106,321
Total current assets	452,855	539,646
Goodwill	730,132	730,132
Deferred charges and other assets	252,777	220,636
	$11,507,624	$10,749,596

Shareholders' equity	$4,759,552	$3,898,666
Long-term debt	2,618,315	3,067,045
Total capitalization	7,377,867	6,965,711
Accounts payable and accrued liabilities	198,172	233,050
Other current liabilities	573,012	332,648
Short-term debt	244,777	447,745
Current maturities of long-term debt	450,000	—
Total current liabilities	1,465,961	1,013,443
Deferred income taxes	1,133,622	1,878,699
Regulatory excess deferred taxes	733,509	—
Deferred credits and other liabilities	796,665	891,743
	$11,507,624	$10,749,596

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Nine Months Ended June 30
(000s)	2018	2017
Cash flows from operating activities
Net income	$564,317	$360,568
Depreciation and amortization	268,426	234,833
Deferred income taxes	139,852	188,256
One-time income tax benefit	(165,522)	—
Gain on sale of discontinued operations	—	(12,931)
Discontinued cash flow hedging for natural gas marketing commodity contracts	—	(10,579)
Other	18,007	14,892
Changes in assets and liabilities	210,216	(29,478)
Net cash provided by operating activities	1,035,296	745,561
Cash flows from investing activities
Capital expenditures	(1,088,472)	(812,148)
Acquisition	—	(86,128)
Proceeds from the sale of discontinued operations	3,000	140,253
Available-for-sale securities activities, net	(7,857)	(14,329)
Use tax refund	—	18,562
Other, net	6,105	6,435
Net cash used in investing activities	(1,087,224)	(747,355)
Cash flows from financing activities
Net decrease in short-term debt	(202,968)	(571,238)
Proceeds from issuance of long-term debt, net of premium/discount	—	884,911
Net proceeds from equity offering	395,092	98,755
Issuance of common stock through stock purchase and employee retirement plans	15,850	22,673
Settlement of interest rate agreements	—	(36,996)
Interest rate agreements cash collateral	—	25,670
Repayment of long-term debt	—	(250,000)
Cash dividends paid	(160,007)	(143,075)
Debt issuance costs	—	(6,663)
Other	(1,518)	—
Net cash provided by financing activities	46,449	24,037
Net increase (decrease) in cash and cash equivalents	(5,479)	22,243
Cash and cash equivalents at beginning of period	26,409	47,534
Cash and cash equivalents at end of period	$20,930	$69,777

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2018	2017	2018	2017
Consolidated distribution throughput (MMcf as metered)	82,448	76,281	386,783	324,555
Consolidated pipeline and storage transportation volumes (MMcf)	180,371	159,023	484,456	425,150
Distribution meters in service	3,249,780	3,213,853	3,249,780	3,213,853
Distribution average cost of gas	$4.68	$4.60	$5.27	$5.14
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